Exhibit 16.1

[Letterhead of Ernst & Young LLP]

August 29, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated August 28, 2003 of Farm Fish, Inc. and are in agreement with the statements contained in the first, fourth, fifth and sixth paragraphs on pages 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young, LLP
Ernst & Young LLP